EXHIBIT 99.1

Genlyte Thomas Group 10350 Ormsby Park Place, Suite 601 Louisville, KY 40223

News Release	For Immediate Release

Contact:  William G. Ferko

(502) 420-9502

Genlyte Thomas Announces $8 Million Settlement of Lithonia Patent Infringement Lawsuit

Louisville, KY  August 29, 2003 – Genlyte Thomas Group (GTG) announced today the settlement of its patent infringement lawsuit filed in March of 2000 against Acuity Brands and its Lithonia Lighting Division.  The United States District Court for the Western District of Kentucky in Louisville had ruled in January that Lithonia’s plastic Insta-Lite product infringes GTG’s Quicklight plastic recessed lighting fixture patent developed by its Capri Lighting Division.

Today Lithonia agreed to pay Genlyte Thomas $8 million. Lithonia also agreed to cease selling the infringing version of its plastic recessed lighting product as of the end of 2003.

“We are very pleased to have been able to settle this patent suit against Lithonia,” said Larry Powers, President and Chief Executive Officer of Genlyte Thomas Group.  “As we have said on many occasions, Genlyte Thomas emphasizes product innovation, and when possible applies for patents on its creative lighting and lighting control inventions.  We now have over 500 active U.S and foreign patents, and we expect our competitors to respect our patents just as we will respect theirs.

“However, if we discover that one of our patents is being infringed, we will vigorously defend our exclusive patent position.”

Bill Ferko, Vice President and CFO said,  “We will recognize approximately $3.2 million of legal expense for this litigation, including an estimated $.9 million during the current quarter.  The pre-tax income impact to The Genlyte Group Inc. for the current quarter will be a gain of $7.1 million or $.21 per share after adjustments for minority interest and taxes.”

“In addition to this lawsuit, Genlyte and GTG are each engaged in other litigation with costs estimated to be approximately $1.0 million during the current quarter.  Depending on the progress of these cases, such expenses may be ongoing.  However, we do not foresee any material exposure for damages in any cases in which either Genlyte or GTG is named a defendant.”

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite, and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The statements in this press release with respect to future results, future expectations, and plans for future activities may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.